Rocket Fuel Names Former Salesforce.com and Microsoft Executive
Randy Wootton as Chief Executive Officer

Board Taps Wootton, Rocket Fuel’s Chief Revenue Officer Since March, Based on Track Record Scaling Global Operations, SaaS and Marketing Tech Expertise, and Success Driving Change

REDWOOD CITY, Calif., Nov. 4, 2015 - Rocket Fuel (NASDAQ: FUEL), a leading Programmatic Marketing Platform provider, has named Randy Wootton, 47, as its new chief executive officer. Wootton joined Rocket Fuel in March as chief revenue officer and will replace Monte Zweben, who has been acting as interim CEO since March. The Rocket Fuel Board of Directors selected Wootton based on his proven ability to drive growth and scale at some of the world’s most admired multi-billion dollar global technology companies, deep experience in SaaS, intimate knowledge of the advertising industry, and exceptional leadership skills. Wootton has also joined Rocket Fuel’s Board of Directors.

“Randy has been a change agent from the start, expanding our pipeline, invigorating our direct sales approach, inspiring cross-functional teams with his executional rigor, and actively contributing to the development of our strategy. He has been my close partner in the day-to-day work of transforming Rocket Fuel,” said Zweben. “As we evaluated qualified candidates, the executive search committee witnessed Randy’s tremendous contributions and electric leadership style. His enthusiasm for our business is infectious, and he truly inspires Rocket Fuelers throughout the company to engage with our mission and execute.”

Key considerations for the search committee were finding a candidate with a track record of scaling up businesses, extensive knowledge of SaaS, and a deep understanding of the advertising industry. Wootton brings the added benefit of working closely on Rocket Fuel’s transformation efforts since joining the company in March. He was a key contributor in developing the company’s strategic plan and has led the implementation of a new sales model and sales methodology. Wootton is already ramped and ready to execute against business goals.

“I am excited to take on this challenge and am inspired by the Board’s confidence in me,” Wootton said. “I believe deeply in the hard work we’ve done to improve and expand our relationships with agencies and their holding companies, grow our direct-to-marketer sales, and shift to a SaaS model by leveraging our platform investments. The worldwide digital ad spend is expected to reach $143 billion in 2020, and I believe we can capture a bigger share of that market opportunity given the power and exceptional value of Rocket Fuel’s technology and talent. We still have a lot of work to do as we make this shift, reinforce our foundation, and prepare for future growth. Our strategy is solid -- now it’s time to focus and execute.”

Prior to joining Rocket Fuel, Wootton scaled Salesforce.com’s Customer Success Product Portfolio P&L from under $200 million to almost $500 million in three years by overhauling the product management, marketing, and sales-enablement strategies for that company’s Success Services Product Portfolio. Previously, at Microsoft, he led cross-functional operations for the Global Search Services and Online Marketplace where he was instrumental in operationalizing Microsoft’s "Search Alliance" agreement with Yahoo! for the small and medium sized space. In addition, he helped exceed a $1.6 billion target as U.S. Head of Specialist Sales, and he supported $1.8 billion in 39 countries for Enterprise Display and Search Clients as General Manager, Premium Services Operations. Wootton also was SVP at AdReady, a cloud platform company for display advertising, and he ran aQuantive’s AtlasDMT’s international division. Wootton holds a Bachelor of Science degree in English from the U.S. Naval Academy, a Master of Arts in the Liberal Arts from St. John’s College, and a Master of Business Administration from Harvard Business School.

With Wootton’s transition to CEO, Zweben will become executive chairman. He will focus on building an ecosystem of strategic partnerships, continue to offer support on product development initiatives and contribute his expertise in Artificial Intelligence.

Dr. George John will resign from the company and step down from Rocket Fuel’s Board of Directors. Dr. John plans to join a venture capital firm as an executive in residence to explore new opportunities in Artificial Intelligence. He will also mentor an entrepreneurship class at Stanford University, his alma mater.

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Cautions Regarding Forward-Looking Statements

This press release contains “forward-looking statements” regarding future events and our future financial performance, including but not limited to the expected growth of worldwide digital ad spend and the Company’s ability to participate in that market opportunity. Words such as “expect,” “believe,” “intend,” “plan,” “goal”, “focus” and other similar words are also intended to identify such forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the results anticipated by such statements, including, without limitation: risks associated with the Company’s growth; failure to achieve expected synergies and efficiencies of operations between Rocket Fuel and [x+1]; failure to adequately address competition from agency trading desks and to make progress against the Company’s other strategic initiatives; failure to achieve the expected benefits of our sales force restructuring, including improved sales productivity; and general market, political, economic and business conditions.

Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2015 and in subsequent SEC filings. These forward-looking statements are made as of the date of this press release, and Rocket Fuel expressly disclaims any obligation or undertaking to update the forward-looking statements contained herein or therein to reflect events that occur or circumstances that exist after the date on which the statements were made.

About Rocket Fuel
A leading Programmatic Marketing Platform provider, Rocket Fuel (NASDAQ: FUEL) offers brands, agencies, and platform partners managed services, as well as a SaaS-based Data Management Platform (DMP) and Demand Side Platform (DSP), to optimize performance, awareness, and lift across marketing objectives, channels and devices. By applying artificial intelligence at big data scale, Rocket Fuel’s Moment Scoring™ technology performs a real-time calculation of each ad opportunity based on a marketer’s goal to determine the likelihood a consumer will engage in a desired action. Moment Scoring goes beyond 1:1 marketing by learning to predict what marketing actions to take with a campaign at a precise moment in time, which results in a much more efficient use of marketing dollars. Rocket Fuel serves 96 of the Ad Age 100, three of the top five agency holding company trading desks, and partners with some of the world’s leading CRM platforms, marketing platforms and systems integrators. Headquartered in Redwood City, California, Rocket Fuel has more than 20 offices worldwide.